EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 10th day of September 10, 2014, by and between John Joseph Gonzalez II, residing at              hereinafter referred to as the “Executive”), and Janel World Trade, Ltd., a Nevada corporation (hereinafter referred to as the “Company”).

Explanatory Statement

The Executive owns, directly and indirectly, more than 90% of the equity interests in Alpha International, LP, a New York limited partnership (“AILP”) and PCL Transport, LLC, a New Jersey limited liability company (“PCL”; AILP and PCL are herein referred to collectively as “Alpha”). The Company, the Executive, Alpha and others entered into an Equity Interest Purchase Agreement dated as of August 18, 2014 (the “Purchase Agreement”) with respect to the purchase by the Company and its affiliates of all of the equity interests in each of AILP and PCL. The Company desires to employ the Executive, and the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties, intending to be legally bound, agree as follows:

Agreement

1.            Employment.

1.1.          Subject to and upon the terms and conditions of this Agreement, the Company hereby employs, and agrees to continue the employment of, the Executive during the term hereof, and the Executive hereby accepts such continued employment in the capacity as Senior Managing Director of the Company’s Northeast Region which conducts the Company’s freight forwarding operations in and around the states of New Jersey, New York and Pennsylvania (the “Northeast Region”). In the performance of his duties, the Executive shall report to such management personnel as shall be designated from time to time by the Company’s President or by the Company’s Chief Operating Officer.

1.2.          The Executive represents and warrants that he is not bound by any non-competition, franchise, service, or other agreement which would prohibit or restrict him from entering into this Agreement or performing any of his obligations under this Agreement. Any such agreement which would prohibit or restrict the Executive from entering into this Agreement or performing any of his obligations hereunder have been duly terminated, and all such prohibitions or restrictions have lapsed without the other party to any such agreement filing any action to continue any such prohibitions or restrictions.

2.            Duties.

2.1.          During the term of his employment with the Company, the Executive shall be responsible for integrating Alpha’s former business and customers into the Company and the Company’s operating procedures, and growing and maximizing the former Alpha business on behalf of the Company. Furthermore, as Senior Managing Director of the Northeast Region, the Executive shall: (i) be responsible for the efficient operation and profitability of the Northeast Region; (ii) subject to the annual budget for the Northeast Region prepared by the Executive and approved by the President or Board of Directors of the Company (the “Budget”), have control of the components of the Northeast Region profit and loss (other than Company corporate allocations); (iii) subject to the Budget, be in charge of all financial, personnel, and operational elements of the Northeast Region; (iv) be responsible for adherence to written Company policies and procedures and written corporate directives as and when issued; (v) subject to the Budget, have hiring and firing responsibility in accordance with Company policy and applicable laws; and (vi) be responsible for sales production and operational efficiency within the Northeast Region. In addition, the Executive will perform such other duties as may be agreed upon by the Executive and the President of the Company.

2.2.          The Executive agrees to devote his full working time and best efforts to the performance of his duties for the Company. The Executive shall perform his duties in accordance with the Company’s policies and standard operating procedures as they may be in effect from time to time.

2.3.          In no event will Executive be required to relocate his residence from its present location.

3.            Term.

This Agreement shall be for a term (the “Employment Period”) commencing on the Closing Date under the Purchase Agreement and terminating on the day prior to the third anniversary thereof, unless sooner terminated pursuant to the terms hereof. This Agreement shall thereafter be renewed and extended on its prevailing terms and conditions for successive one-year terms unless either party shall, not less than 30 days prior to the expiration of the initial term or any renewal term, gives written notice to the other of his/her or its intention not to renew.

4.            Compensation.

The Company shall pay to the Executive a salary at the rate of $200,000 per annum, pursuant to such regular pay periods as are adopted by the Company from time to time (the “Salary”), subject to adjustment as may be approved by the Company from time to time. The Company shall withhold from Executive’s compensation all federal, state and local taxes that it may now or may hereafter be required to withhold.

5.            Benefits.

5.1.          The Executive shall be entitled to vacation time, holiday time, sick leave and other leave all in accordance with the Company’s policy with respect to such matters. The parties understand that such benefits are beneficial to both the Company and the Executive and will not be abused. The Executive shall take his vacation at such reasonable time or times as shall be agreed upon by the Executive and the Company. In no event shall any vacation time, holiday time, sick leave and other leave for any year accrue to future years or entitle the Executive to cash compensation for any such time not used.

5.2.          During the term hereof:

(i)          The Company shall provide the Executive with such group health insurance, life insurance and disability insurance benefits as are provided to other executives of the Company from time to time during the term of this Agreement in accordance with the Company’s policies with respect to such matters.

(ii)         An automobile payment allowance of $2,000 per month, inclusive of all insurance, fuel and service expenses for such automobile.

(iii)        The Executive shall be promptly reimbursed by the Company upon presentation of appropriate vouchers for all reasonable business expenses incurred by the Executive on behalf of the Company consistent with the Company’s expense, travel and entertainment policies.

6.            Stock Options.

Concurrent with the execution hereof, the Company and the Executive will enter into the Stock Option Agreement attached hereto.

7.            Non-Disclosure.

The Executive shall not at any time during or after the termination of his employment hereunder make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secrets or other confidential information concerning the business of the Company and/or any of its affiliates, and/or their respective finances, pricing, sales and marketing information, freight forwarding information, and other business information relating to the terms of any business relationship with any vendor or customer, nor shall Executive make use of, disclose or make known the names, historical freight forwarding information or financial terms relating to any customer of the Company and/or any of its affiliates (collectively referred to as the “proprietary information”), except to the extent necessary for the performance of his duties hereunder. For the purposes of this Agreement, trade secrets, confidential information and proprietary information shall mean information disclosed to the Executive or known by him as a consequence of his association with the Company, whether or not pursuant to this Agreement, and not generally known in the industry, concerning the business, finances, methods, operations, sales, marketing information, freight forwarding information and information relating to pricing, vendor lists and customer lists of the Company. The Executive acknowledges that trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company and that disclosure of any such information would cause substantial injury to the Company.

8.            Termination.

8.1.          The Employment Period and the Executive’s Salary, and any and all other rights of the Executive under this Agreement or otherwise as an Executive of the Company will terminate:

(i)          upon the expiration of the then-current term without renewal pursuant to Section 3 hereof;

(ii)         upon the death of the Executive;

(iii)        upon the disability of the Executive (as defined in Section 8.2 hereof) immediately upon notice from either party to the other; or

(iv)        upon termination of the Executive for cause (as defined in Section 8.3 hereof), immediately upon notice from the Company to the Executive, or at such later time as such notice may specify.

8.2.          For purposes of Section 8.1 hereof, the Executive will be deemed to have a “disability” if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive’s duties under this Agreement for 90 consecutive days, or 120 non-consecutive days during any 12-month period. The disability of the Executive will be determined by a medical doctor selected by the Company and the Executive upon the request of either party by notice to the other. If the Company and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The expenses of each doctor selected by a party shall be paid by such party, and the expenses of a doctor selected jointly by the parties or jointly by the two doctors selected by the parties shall be paid by the Company. The determination of the medical doctor selected will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section, and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. The Company will keep all such medical information confidential, will not reproduce any such medical information except to the extent necessary to complete the confidential personnel file of the Executive, and will promptly return all such records to the Executive or his representative upon request. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead, under this Section, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section.

8.3.          For purposes of Section 8.1 hereof, the phrase “for cause” means: (i) the Executive’s material breach of this Agreement following written notice by the Company to the Executive of such breach, and the Executive’s failure to commence the cure of such breach within 10 days following receipt of such notice and diligent pursuit and cure of such breach within 30 days following receipt of such notice (which may be extended in the Company’s reasonable discretion if the Executive is diligently pursuing the cure thereof); (ii) the Executive’s failure to adhere to any material written Company-wide policy if the Executive has been given a reasonable opportunity to comply with such policy or to cure his failure to comply (which reasonable opportunity must be granted during the 20-day period preceding termination of this Agreement); (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company for the Executive’s personal benefit or for the benefit of any individual or entity other than the Company and its affiliates, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; or (v) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony.

8.4.          Effective upon the termination of this Agreement, in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Company, the Company will pay the Executive only as follows, in accordance with the Company's policy with respect to such matters:

(i)          If this Agreement terminates due to its expiration, the Executive will be entitled to receive his Salary only through such expiration date.

(ii)         If the Company terminates this Agreement for cause, the Executive will be entitled to receive his Salary only through the date such termination is effective.

(iii)        If this Agreement is terminated by either party as a result of the Executive’s disability, the Company will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective.

(iv)        If this Agreement is terminated because of the Executive’s death, the Executive's estate or personal representative will be entitled to receive his Salary through the remainder of the calendar month during which his death occurs.

The Executive’s accrual of, or participation in Executive benefit plans will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued benefits pursuant to such plans only as provided in such plans and by applicable state and federal laws. The Executive will not receive, as part of his termination pay pursuant to this Section, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

9.            Covenants of the Executive.

9.1.          The Executive is subject to certain restrictive covenants set forth in Section 13 of the Purchase Agreement.

9.2.          In the event of breach by the Executive of the terms of this Section, the Company shall be entitled to institute legal proceedings to obtain damages for such breach, or to enforce the specific performance of this Section and to enjoin the Executive from any further violation of this Section and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided at law. The Executive acknowledges, however, that the remedies at law for any breach by any of them of the provisions of this Section may be inadequate. In addition, in the event the agreements set forth in this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable and enforced as so interpreted, all as determined by such court in such action.

10.          Miscellaneous.

10.1.          Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements between the parties, whether oral or written, with respect to the subject matter of this Agreement. No change, addition or amendment shall be made hereto, except by written agreement signed by all of the parties hereto.

10.2.          Severability. If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

10.3.          Notices. All notices, writings and other communications required or permitted to be given pursuant to this Agreement shall be in writing, and if such notices are hand-delivered, faxed or e-mailed, return fax or e-mail acknowledgement requested, to the address set forth below, they shall be deemed to have been received on the business day so delivered or transmitted; if such notices are transmitted by overnight courier, to the address set forth below, they shall be deemed to have been received on the business day following the date on which so transmitted, provided that any notice, writing or other communication received after 5:00 p.m., Eastern Time, shall be deemed to have been received on the next business day:

Janel:	Janel World Trade, Ltd.
150-14 132nd Avenue
Jamaica, New York
Attention: William J. Lally
Fax (516) 593-0925
blally@janelgroup.net

With a copy to:	Hillel Tendler, Esquire
Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
One South Street, 27th Floor
Baltimore, Maryland 21202
Fax (410) 951-6038
ht@nqgrg.com

The Executive:	Mr. John Joseph Gonzalez II

With a copy to:	Jack P. Baron, Esquire
Lum, Drasco & Positan, LLC
103 Eisenhower Parkway
Roseland, NJ 07068
Fax: (973) 403-9021
jbaron@lumlaw.com

10.4.          Benefit. This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company and the heirs and personal representatives of the Executive. The Executive may not assign any of his rights or obligations hereunder. The Company may assign its rights and obligations hereunder to another entity controlling, controlled by, or under common control with the Company.

10.5.          Waiver. The waiver by either party of any breach or violation of any provision of this Agreement or the failure by any party to take action in response to the conduct or performance of any party shall not operate or be construed as a waiver of any subsequent breach, violation, conduct or performance.

10.6.          Governing Law. The internal law of the State of New York shall govern the construction and validity of this Agreement without regard to conflicts of law.

10.7.          Defined Terms. Except as may otherwise be expressly provided herein, all capitalized terms have the meanings set forth in the Purchase Agreement.

10.8.          Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

[signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

The Company:
Janel World Trade, Ltd.

By:	/s/ William J. Lally
William J. Lally
President and Chief Executive Officer

The Executive:

/s/ John Joseph Gonzalez II
John Joseph Gonzalez II

- 8 -